Bank of America(logo)
                                                   100 North Tryon Street
                                                   Charlotte, NC 28255

                                                   Tel 704.386.5000

Pricing Supplement No. 0255 Dated April 27, 2000         Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                 $  25,000,000.00
Issue Price:                                               100%(1)
Commission or Discount:             2.450%        $     612,500.00
Proceeds to Corporation:           97.550%        $  24,387,500.00

Agent:                   ABN AMRO Incorporated, as Principal (1)

Original Issue Date:     May 15, 2000

Stated Maturity Date:    May 15, 2015

Cusip #:                 06050NAU9

Form:                    Book-entry only

Interest Rate:           7.750% per annum

Interest Payment Dates:  Semi-annually on the 15th of May and November, commencing November 15, 2000

Discount Note:                                        No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occuring May 15, 2003 and on any Interest Payment Date occurring in May or November thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.

May the notes be repaid prior to maturity at the option of the
 holder?                                               No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers in $1,000.00 minimum denominations at varying prices relating to prevailing market prices at the time of resale as determined by ABN AMRO, Incorporated.